             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 relating to the registration of 13,134,750 shares of Common Stock, par value $.10 per share, of HEARx Ltd. ("Registrant") of our report dated March 13, 1998, relating to the consolidated financial statements and schedule of the Registrant and its subsidiaries appearing in the Registrant's Annual Report on Form 10-K, as amended, for the year ended December 26, 1997.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                                      /s/ BDO Seidman, LLP

                                                      BDO Seidman, LLP

West Palm Beach, Florida
December 23, 1998